Exhibit 10.1

Modine Manufacturing Company

1500 DeKoven Avenue

Racine, Wisconsin 53403-2552

Tel. 262.636.1200

Fax 262.631.1742

August 26, 2025

Jeremy Patten

[Address Withheld]

Dear Jeremy,

We are excited to have you join Modine as President of our Performance Technologies Segment, reporting to Neil Brinker, President and Chief Executive Officer.

Outlined below are the terms and conditions of your position with Modine. In developing this offer, our goal has been to provide you with an attractive and competitive compensation package as you undertake your new position with Modine on or about September 22, 2025 (the date you start hereinafter the “Employment Start Date”). Upon acceptance of this offer and commencement of work on the Employment Start Date, the following will apply to you:

1.	Base Salary. Your starting base salary will be $500,000, less applicable taxes, deductions and withholdings. Your base salary will be reviewed annually.

2.	Incentive Compensation. You are eligible to participate in Modine’s annual management incentive program. Bonus awards are based on attainment of specified corporate operating and financial goals. For Fiscal Year 2026 (for clarity, the fiscal year ending 3/31/2026), targeted annual management incentive opportunity is 60% of base annual salary, with upside potential to 250% of this target (effectively 150% of base salary) where eligibility for such bonus shall be based upon results and performance in FY26, with any payout earned being pro-rated by the number of months employed in FY26, rounded to the nearest full month. The terms and conditions of Modine’s annual management incentive program are subject to the discretion of the Human Capital & Compensation Committee (the Committee) and the Board.

3.	Equity Awards. Your targeted annual long-term incentive (LTI) opportunity for fiscal year 2026 is 140% of base salary in the form of 20% Restricted Stock Units and 80% Performance Shares (“FY26 LTI Grant”). The terms and conditions of this FY26 LTI Grant will be subject to the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “2020 ICP”), as applicable, and will be similar to the long-term incentive awards granted to other senior executive officers of the Company for FY26. Your FY26 LTI Grant target will be pro-rated based on the number of months you are employed in FY26, rounded to the nearest full month. Additionally, as compensation for certain equity compensation you are forfeiting by accepting this position with Modine, you shall also be granted awards under the 2020 ICP, as follows: A total equity value of $850,000 in the form of 20% Restricted Stock Units and 80% Performance Shares (“Make Whole Award”). The Make Whole Award shall contain the same terms and conditions as your FY26 LTI Grant. Commencing with the fiscal year beginning April 1, 2026, you will be eligible for annual equity or long-term incentive awards under the 2020 ICP or any subsequent or similar plan adopted by Modine. The terms and conditions of these grants (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) will be on terms and conditions similar to the annual long-term incentive awards granted to other senior executive officers of the Company at the time of such grants. Following FY26, the actual grant date value and form of any equity awards during your employment with Modine shall be determined in the discretion of the Human Capital & Compensation Committee and the Board. All of such annual grants/vestings shall be subject to any applicable tax withholding or deductions.

Exhibit 10.1

4.	Sign-on Bonus: The company will provide you with a sign-on bonus in the amount of $100,000 (subject to normal payroll and tax withholdings), payable within 14 days following your start date with Modine. If within twelve (12) months of your Employment Start Date, you voluntarily terminate your employment with Modine without Good Reason (as defined in paragraph 11 below) and not due to your death or disability, or your employment is terminated by Modine for Cause, you shall be required to repay Modine the full amount of this Sign-on Bonus.

5.	Clawbacks. All bonuses and equity grants are subject to any Modine "clawback" policies as in effect from time to time, including any established under the Dodd-Frank Wall Street Reform, including but not limited to the Modine Manufacturing Company Executive Office Compensation Recovery Policy.

6.	Stock Ownership. On the fifth anniversary of your Employment Start Date, you will be expected to hold shares of Modine stock with a value equal to three times your base salary. For this purpose, share ownership shall be determined in accordance with Modine’s share ownership guidelines, and may be modified by the Committee.

7.	Benefits. Modine offers an excellent package of employee benefits, which includes, medical, dental, vision, life insurance, and other programs. In addition, you will be eligible to participate in the benefit plans available to Modine’s executive officers, including Modine’s 401(k) Retirement Savings Plan, and the Modine Deferred Compensation Plan. Please refer to benefit plan documents for eligibility.

You will be expected to travel in connection with your employment. Modine will provide you with a corporate credit card to which these travel charges will be applied and will reimburse you for any additional reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation in accordance with Modine's expense reimbursement policies.

8.	Paid Time Off and Holidays. You are eligible for vacation and holidays in accordance with Modine’s policy. You will receive four (4) documented weeks of vacation each fiscal year. Your FY26 vacation eligibility will be pro-rated based on the number of months you are employed in FY26. In addition, Racine-based employees enjoy thirteen (13) paid holidays annually.

9.	No Conflict with Prior Agreements. As a condition of Modine’s obligations under this agreement, you must provide a written waiver of the terms of any applicable restrictive covenants with your former employer, or any entity affiliated with your former employer that may be triggered by your employment by Modine. The parties acknowledge that such waiver, in a form agreeable to Modine, has been received. By signing this agreement, you represent that your employment with Modine shall not breach any agreement you have with any third party.

10.	Obligations. During your employment, you shall devote your full business efforts and time to Modine. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of companies that are not competitors to Modine, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Modine. Any outside activities must be in compliance with and approved if required by Modine 's Code of Conduct or Guidelines on Corporate Governance.
11.	Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time but will create an employment at-will relationship that may be terminated at any time by you or Modine, with or without cause and with or without advance notice. Upon satisfying eligibility requirements of the plan, you will be a participant in the Supplemental Severance Plan Under the Modine Salaried Employee Severance Plan (the “Supplemental Severance Plan”). In addition, for purposes of your participation in the Supplemental Severance Plan, the definition of “Change in Control” shall include a disposition of all or a substantial

Exhibit 10.1

portion of the assets of the Performance Technologies Segment to persons other than Modine or any Affiliate or Associate (as defined in the Supplemental Severance Plan), and in such case, if such disposition does not also qualify as a Change in Control under the Supplemental Severance Plan, the definition of “Good Reason” for purposes of the Supplemental Severance Plan shall be limited to the following events: a material diminution in your base salary; material diminution in your annual Management Incentive Plan Target bonus opportunity; or a material change in the geographic location at which you must perform services. In addition, for awards granted to you by the Committee under the 2020 ICP or any successor equity equity plan, the Committee will use its reasonable best efforts to include terms in your awards that provide with you vesting protections similar to those provided to its senior executive officers in a Change in Control (as defined under the under the 2020 ICP) in the event of a disposition of all or a substantial portion of the assets of the Performance Technologies Segment to a person other than Modine or any of its Affilates or Associates (as defined in the 2020 ICP) that does not qualify as a Change in Control under the 2020 ICP and in such case, the definition of “Good Reason” for purposes of awards made to you under the 2020 ICP shall be limited to the following events: a material diminution in your base salary; material diminution in your annual Management Incentive Plan Target bonus opportunity; or a material change in the geographic location at which you must perform services. .

12.	Code of Conduct and Modine Policies. Modine is committed to creating a positive work environment and conducting business ethically. As an employee of Modine, you will be expected to abide by the Company's policies and procedures including Modine’s Code of Conduct and Modine’s Guidelines on Corporate Governance. Modine requests that you review, sign and bring with you on your Employment Start Date, the enclosed Code of Conduct Acknowledgment Form.

13.	Confidentiality. During your employment with the Company, the Company will provide you with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. You agree that all Confidential Information is and shall remain the sole and absolute property of the Company. Upon the termination of your employment with the Company for any reason, you agree to immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. You further agree that (i) during your employment (other than in connection with the authorized activities conducted in the course of your employment with the Company); and (ii) for a period of 24 months following the termination of your employment, you will not, without the written consent of the Company, disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company. You agree to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations you may have under the law with respect to the Company’s Confidential Information, including any obligations you may owe under Wis. Stat. § 134.90 or similar statutes governing trade secrets[1] which may extend beyond the contractual period restrictions herein. For purposes of this agreement, “Confidential Information” means any and all financial, technical,

1 Nothing in this letter is intended to discourage or restrict you from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. The DTSA provides: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney for the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Exhibit 10.1

commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company.

Notwithstanding the foregoing, in accordance with Rule 21F-17 under the Securities Exchange Act of 1934, the Company shall not impede your ability to communicate with the Securities and Exchange Commission or other governmental agencies regarding possible federal securities law violations, and the Company shall not enforce any provision of any policy or agreement to the extent such provision would be deemed to require the Company’s prior approval of such communication, except to the extent otherwise permitted by Rule 21F-17. Nothing in this agreement prohibits you from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.

14.	Noncompetition; Nonsolicitation.

a.	During Employment. You agree that during the time of your employment with Company, you will not, directly or indirectly (i) perform duties as or for a Competitor, (ii) participate in the inducement of or otherwise encourage Company clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company; or (iii) solicit, or attempt to solicit, any current Company employee, independent contractor, or agent for employment or engagement outside of the Company.

b.	Post-Employment Non-Competition. For a period of 24 months following the termination of your employment with Company, you will not, directly or indirectly, perform duties as or for a Competitor that are the same as or similar to the duties performed by you for the Company at any time during any part of the 24-month period preceding the termination of your employment with Company anywhere in the Territory. The term “Competitor” shall mean any corporation, person, firm or organization (or division or part thereof) engaged in or about to become engaged in research and development work on, or the production and/or sale of, any product or service which is directly competitive with any product or service of the Company about which you acquired Confidential Information by reason of your work with the Company. The term “Territory” shall mean the geographic territory in which the Company conducted business during any part of the 24-month period preceding the termination of your employment with the Company.

c.	Post-Employment Non-Solicitation of Clients. For a period of 24 months following the termination of your employment with Company, you will not, directly or indirectly, market, sell or provide, or attempt to market, sell or provide, to any Restricted Client any products or services of the type marketed, sold or provided by you (or your direct reports) on behalf of the Company at any time during any part of the 24-month period preceding the termination of your employment with Company. The term “Restricted Client” means any individual or entity (i) for whom/which the Company sold or provided products or services; and (ii) with whom/which you, or a Company employee or agent acting under your direct supervision, had contact on behalf of the Company, or about whom/which you acquired non-public or proprietary information as a result of your employment by the Company, in the case of both (i) and (ii), above, during any part of the 24 month period preceding the termination of your employment with Company.

d.	Post-Employment Non-Solicitation of Restricted Persons. For a period of 24 months following the termination of your employment with Company, you will not, directly or indirectly, solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company. The term “Restricted Person” means an employee of the Company at the time of the solicitation who is (i) a top-level employee of the Company, has special skills or

Exhibit 10.1

knowledge important to the Company, or has skills that are difficult for the Company to replace; and (ii) is an employee with whom you had a working relationship or about whom you acquired or possessed specialized knowledge in connection with your employment with the Company, during the 24 month period preceding the termination of your employment with the Company.[2]

15.	Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements by you which are truthful, complete and made in good faith in response to legal process or governmental inquiry or as allowed by applicable law. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this agreement.

16.	Entire Agreement. This agreement and the referenced documents and agreements constitute the entire agreement between you and Modine with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Modine concerning those subject matters.

17.	Eligibility to Work in the United States. In order for Modine to comply with United States law, we ask that on your Employment Start Date you bring to Modine appropriate documentation to verify your authorization to work in the United States. Modine may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

18.	IRC 409A. This agreement is intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code (the "Code") and shall be interpreted and administered accordingly. If any provision or term of this Agreement would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code Further, any reimbursements to be provided by the Company pursuant to this agreement shall be paid to you pursuant to the applicable Company reimbursement policy, but in no event later than the calendar year following the calendar year in which you incur the expense.

19.	Background Check. You represent that all information provided by you to Modine or its agents with regard to your background is true and correct.

20.	Choice of Law, Jurisdiction, Venue. This letter and all disputes arising hereunder or relating hereto shall be governed by the internal laws of the state of Wisconsin, without regard to its conflict of laws principles. EACH OF THE PARTIES HERETO (A) SUBMITS TO THE JURISDICTION OF THE STATE COURTS LOCATED IN THE COUNTY OF RACINE, WISCONSIN, U.S.A., OR THE U.S. FEDERAL DISTRICT COURT FOR THE EASTERN DISTRICT OF WISCONSIN WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER; (B) AGREES THAT ANY CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD OR DETERMINED ONLY IN SUCH COURT; (C) AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER IN ANY OTHER COURT UNLESS OR UNTIL SUCH COURT HAS FINALLY REFUSED TO EXERCISE JURISDICTION; AND (D) WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT.

2 Nothing in this agreement shall prevent you from publishing general solicitations for employment made to the public (and not to any individual) or hiring a Restricted Person who responds to such a solicitation.

Exhibit 10.1

21.	Notices. All notices and other communications under this letter shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Jeremy Patten:

Jeremy Patten

[Address Withheld]

If to Modine:

Modine Manufacturing Company

Attn: Brian Agen – Vice President, Chief Human Resources Officer

1500 DeKoven Avenue

Racine, WI 53403

22.	Consistency with Applicable Law. You acknowledge and agree that nothing in this agreement prohibits you from reporting possible violations of law to any governmental agency, regulatory body or entity, from making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by a governmental agency or regulatory body. You do not need the prior authorization of the Company’s legal department to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures; however, the Company encourages you to do so.

23.	Severability. The obligations imposed by, and the provisions of, this agreement are severable and should be construed independently of each other. If any court of competent jurisdiction determines that any provision of this agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.

Exhibit 10.1

We look forward to your joining Modine. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Brian J. Agen

Modine Manufacturing Company

Brian Agen – Vice President, HR

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I accept this offer of employment with Modine Manufacturing Company and agree to the terms and conditions outlined in this letter.

/s/ Jeremy Patten26 Aug 2025

Jeremy Patten	Date

Enclosures

Cc: HR file